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Vote Against the Senator/Cannae Proposals CoreLogic Value
We Are Better Together
Dear Colleagues,
The special meeting of CoreLogic stockholders is just two days away, and we are aware that some employees may be receiving last-minute solicitations by email from Senator/Cannae.
We urge you to review your emails carefully and to simply disregard any that reference a GOLD CARD.
If you received such a solicitation from Senator/Cannae, you should also soon receive an email on behalf of the Board of CoreLogic, referencing the Company’s WHITE proxy card. The best way to support your Board is to use the WHITE proxy card to vote AGAINST all the special meeting proposals.
And remember, if you have already inadvertently voted using a Gold proxy card or voting instruction form, you can always cancel that vote by voting again using the WHITE proxy card or voting instruction form—only your latest-dated vote counts!
Whether you hold your shares in registered name, hold through a bank or broker, or hold them as a participant in the CoreLogic 401(k) Savings Plan, the basic principles of voting are the same—and voting is quick and easy. Please click the button below for FAQs on how to vote.
I thank you for your continued support, hard work and dedication. If you have questions regarding these matters, please reach out to me or Jan Morris at jamorris@corelogic.com.
Sincerely,
Aaron Henry
Chief Legal Officer and Corporate Secretary
**Internal communication for employees only. Not to be redistributed outside of CoreLogic**
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